Exhibit 99.1
                                                                       NEWS

Charter Announces Final Results of $100 Million
Tender Offer for Debt Securities

Tender offer fully subscribed

St. Louis, Missouri, October 30, 2008 – Charter Communications, Inc. (NASDAQ: CHTR) announced the final results of the cash tender offer (the "Tender Offer") by its indirect subsidiary, Charter Communications Holding Company, LLC ("Charter HoldCo"), for certain of the outstanding senior notes of Charter Communications Holdings, LLC listed in the following table (the "Notes"). As of expiration, approximately $160 million of Notes were validly tendered for exchange, of which 100% of the $70 million of Notes with Acceptance Priority Level 1 and 36% of the $90 million of Notes with Acceptance Priority Level 2 will be accepted for purchase. Total consideration, including accrued and unpaid interest, was $100 million (the “Maximum Payment Amount"). The Tender Offer expired at 5:00 PM ET, on Wednesday, October 29, 2008 (the “Expiration Time”) and the final settlement will be completed on October 31, 2008.

The consideration payable for the Notes was a fixed price. Because the amount Charter HoldCo would be required to pay for the purchase of the tendered Notes, together with accrued and unpaid interest, exceeded the Maximum Payment Amount, Charter HoldCo (subject to the terms and conditions of the Tender Offer) will accept Notes for purchase in accordance with the Acceptance Priority Level set forth in the following table. The following table includes the series of Notes subject to the Tender Offer, and for each series of Notes the amount validly tendered, the acceptance priority, the amount that will be accepted for tender, the tender offer consideration, and the total consideration:

Title of Security	Amount of Notes Tendered	Acceptance Priority Level	Total Accepted
10.750% Senior Notes due 2009	$49,681,000	1	$49,681,000
10.250% Senior Notes due 2010	$7,439,000	1	$7,439,000
11.750% Senior Discount Notes due 2010	$12,829,000	1	$12,829,000
10.000% Senior Notes due 2009	$63,370,000	2	$22,744,000
9.625% Senior Notes due 2009	$26,300,000	2	$9,443,000

Title of Security	Tender Offer Consideration(1)	Total Consideration(1)
10.750% Senior Notes due 2009	$960.00	$975.00
10.250% Senior Notes due 2010	$955.00	$970.00
11.750% Senior Discount Notes due 2010	$955.00	$970.00
10.000% Senior Notes due 2009	$935.00	$950.00
9.625% Senior Notes due 2009	$925.00	$940.00

(1) Per $1,000 principal amount of Notes that are accepted for purchase; the total consideration column includes the early tender premium of $15 per $1,000 principal amount of Notes that was conditioned on tendering the priority level 1 notes by 5 p.m. ET, on Tuesday, October 14, 2008 and priority level 2 notes by 5 p.m. ET, on Wednesday, October 29, 2008.

Citi acted as the Dealer Manager for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is made only by an Offer to Purchase dated September 30, 2008, as supplemented by the Supplement to the Offer to Purchase dated October 15, 2008, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact the Dealer Manager at (212) 723-6106 or toll-free at (800) 558-3745, or the Information Agent at (212) 430-3774 or toll-free at (866) 294-2200.

About Charter Communications

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter’s advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contact:

Investors                                                      Media
Mary Jo Moehle                                         Anita Lamont
314-543-2397                                                314-543-2215